Filed pursuant to Rule 433
Dated October 22, 2009

Relating to
Pricing Supplement No. 230 dated October 22, 2009 to
Registration Statement No. 333-156423

Global Medium-Term Notes, Series G

Euro Fixed Rate Senior Bearer Notes Due 2014

Issuer:	Morgan Stanley
Principal Amount:	€1,500,000,000
Maturity Date:	October 29, 2014
Trade Date:	October 22, 2009
Original Issue Date (Settlement):	October 29, 2009
Interest Accrual Date:	October 29, 2009
Issue Price (Price to Public):	99.632%
Agents’ Commission:	0.30%
All-in Price:	99.332%
Net Proceeds to Issuer:	€1,489,980,000
Interest Rate:	4.5% per annum
Interest Payment Period:	Annual
Interest Payment Dates:	Each October 29, commencing October 29, 2010
Day Count Convention:	Actual/Actual (ICMA)
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0461758830
Common Code:	046175883
Form:	Bearer; New Global Note form (intended to be Eurosystem eligible)
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. International plc (“MSI”) and such other agents as shall be named in the above-referenced Pricing Supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008